FOR IMMEDIATE RELEASE	OTCBB: ZORO

September 23, 2008

ZORO MINING EXECUTES EARN-IN/OPTION AGREEMENT FOR ESCONDIDA PROJECT DEVELOPMENT, REGION III, CHILE

Zoro Mining Corp. (OTCBB: ZORO) is pleased to announce that it has entered into an agreement with Michael H. Kobler for potential project joint venture participation by Kobler in Zoro’s Escondida precious metals project located south of the port city of Caldera, approximately 60 km from Copiapo in Chile Region III.  The agreement grants Kobler an exclusive 3 month period during which to conduct due diligence at the project, at his expense, the first phase of which is estimated to be in the range of US$60,000. Activities during the 3 month period are expected to include trenching, drilling, sampling, analytical and metallurgical test work.

At the end of 3 months, Kobler can elect to trigger an Earn-In to acquire an undivided 50% of the Escondida project. Upon this election, Kobler then has an obligation to engage in a series of significant financings on behalf of the Company over 12 months, and additionally contribute budgeted exploration development capital to the project during the Earn-In term. On Earn-In, the parties shall execute a Joint Venture Agreement, and the parties shall fund their respective share of expenses going forward. The Joint Venture shall also create two separate 2% net smelter return royalty production payments capped at $4 million each. Zoro remains Operator to the Escondida project throughout.

Michael Kobler is a successful venture capitalist who has most recently formed and invested in a company named Underground Energy Inc., a privately-held corporation which applies innovative underground construction methods and a combination of proven technologies to recover stranded oil and gas reserves in North America.

The Escondida Project:  The Escondida Project covers nearly 2,000 hectares (4,400 acres) of coastal plain in Chile Region III. Previous work by Zoro at the project, including geochemical sampling, shallow reverse circulation drilling, and laboratory analysis has identified precious metals contained in sedimentary units occurring on the surface of and extending to at least 100 meters of depth at the concessions. Zoro has also constructed a pilot plant to test the metals content of ambient groundwater encountered at the concessions, which has resulted in the production of precipitates containing precious metals and platinum group metals.

_____

Zoro Mining Corp, is a precious metals exploration company targeting gold and other precious metals.  Zoro’s main holdings are in the Don Beno, Escondida, Costa Rica and Rio Sur Districts in Chile, and the Yura District in Peru. More detailed information with respect to Zoro’s projects, corporate information and leadership team can be found at the company’s website: www.zoromining.com

Investor Relations: info@zoromining.com
Steve McGuire or Gerry Jardine at (800) 877-1626; Corporate Office (866) 798-1839

Should you have any questions or comments, please do not hesitate to contact the Company or our Investor Relations staff at the referenced numbers above.

FORWARD-LOOKING STATEMENTS: This news release contains certain “forward-looking statements” within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” or “will” occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties  and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, uncertainty of results of preliminary due diligence by the Earn In party, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns of unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates of opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.